Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258306

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 6, 2022)

Lordstown Motors Corp.

35,144,690 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated April 6, 2022 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-258306). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale of up to 35,144,690 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Stockholder”). The shares of Class A common stock being offered by the Selling Stockholder have been and may be issued pursuant to the Equity Purchase Agreement dated July 23, 2021 that we entered into with the Selling Stockholder (the “Purchase Agreement”). We are not selling any securities under the Prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of our Class A common stock by the Selling Stockholder. However, we may receive up to $400.0 million in aggregate gross proceeds from sales of our Class A common stock to the Selling Stockholder that we may make under the Purchase Agreement from time to time. See the sections of the Prospectus titled “The YA Transaction” for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

The Selling Stockholder may sell the shares of Class A common stock included in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell the shares in the section of the Prospectus entitled “Plan of Distribution.” The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE.” On May 18, 2022, the closing price of our Class A common stock was $2.35 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2022

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (234) 285-4001

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Lordstown Motors Corp. (the “Company”) has combined the roles of Chairman of the Board and Chief Executive Officer and current Chief Executive Officer, Daniel A. Ninivaggi, will serve in this capacity, effective following the 2022 Annual Meeting of Stockholders held on May 19, 2022 (the “2022 Annual Meeting”). David T. Hamamoto, a current independent director and Chairman of the Nominating and Corporate Governance Committee of the Board will serve as lead independent director, also effective following the 2022 Annual Meeting.

At the Annual Meeting, the Company’s stockholders of record as of March 21, 2022 (the “Stockholders”) elected three Class II directors, Angela Strand, Joseph B. Anderson and Laura J. Soave, as further described in Item 5.07 below. Incumbent director Angela Strand is joining the Compensation Committee and new directors Joseph B. Anderson and Laura J. Soave will serve as members of the Audit Committee and the Nominating and Corporate Governance Committee, respectively.

Amendment of the Lordstown Motors Corp. 2020 Equity Incentive Plan

At the 2022 Annual Meeting, the Company’s stockholders of record as of March 21, 2022 (the “Stockholders”) approved an amendment of the Lordstown Motors Corp. 2020 Equity Incentive Plan (the “2020 Plan”) to increase the available share reserve by 7,000,000 shares of Class A common stock as described in the Company’s definitive proxy statement for the 2022 Annual Meeting filed with the Securities and Exchange Commission on April 8, 2022, as supplemented on May 9, 2022 (the “Proxy Statement”). The amended 2020 Plan had been previously approved, subject to stockholder approval, by the Board.

A summary of the amended 2020 Plan is set forth in our Proxy Statement. That summary and the foregoing description of the amendment are qualified in their entirety by reference to the full text of the amended 2020 Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 19, 2022, the Company amended its Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the total number of authorized shares of the Company’s Class A common stock from 300,000,000 shares to 450,000,000 shares (the “Charter Amendment”).

The Charter Amendment was previously approved by the Board, subject to stockholder approval, and approved by the Stockholders at the 2022 Annual Meeting, as further described in Item 5.07 below.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2022 Annual Meeting, the Stockholders elected the directors and approved the proposals listed below. The proposals are described in detail in the Company’s Proxy Statement. The final results for the votes regarding each proposal are set forth in the following tables. As of the record date for the 2022 Annual Meeting, there were 196,746,353 shares of Class A common stock outstanding and entitled to vote on each matter presented for vote at the 2022 Annual Meeting. At the Annual Meeting, 130,526,473 shares of Class A common stock, or 66.34% of the outstanding shares of Class A common stock, were represented in person or by proxy.

1.	The Stockholders elected each of the following Class II director nominees to serve for a term of three years and until their respective successors are duly elected and qualified, as set forth below.

Name	Votes For	Votes Against	Broker Non-Votes
Angela Strand	32,862,997	40,574,519	57,088,957
Joseph B. Anderson, Jr.	70,465,201	2,972,306	57,088,966
Laura J. Soave	70,426,837	3,010,670	57,088,966

2.	The Stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, as set forth below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
127,989,760	1,732,453	804,260	0

3.	The Stockholders approved the amendment of the 2020 Plan to increase the number of shares of Class A common stock reserved under the plan by 7,000,000, as set forth below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
66,300,005	6,723,811	413,685	57,088,972

4.	The Stockholders approved the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Class A common stock by 150,000,000 (from 300,000,000 to 450,000,000), as set forth below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
115,029,112	9,542,030	750,850	5,204,481

5.	The Stockholders approved, on a non-binding advisory basis, the compensation of our named executive officers, as set forth below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
53,942,198	3,780,390	7,622,882	65,181,003

6.	The Stockholders selected, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, as set forth below.

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
56,643,239	366,308	614,160	7,721,762	65,181,004

Consistent with the foregoing, the Board has determined that the Company will hold advisory votes to approve executive compensation of the Company’s named executive officers on an annual basis until the next required vote on the frequency of future advisory votes on the compensation of our named executive officers.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Lordstown Motors Corp.
10.1	Lordstown Motors Corp. 2020 Equity Incentive Plan, as amended
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

	By:	/s/ Adam Kroll
	Name:	Adam Kroll
	Title:	Chief Financial Officer
Date: May 19, 2022